Exhibit 23

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-282220, 333-261441 and 333-268147 on Forms S-8 and Registration Statement No. 333-292957 on Form S-3 of our reports dated May 28, 2026, relating to the financial statements of ePlus inc., and the effectiveness of ePlus inc. internal control over financial reporting, appearing in this Annual Report on Form 10-K of ePlus inc. for the year ended March 31, 2026.

/s/ Deloitte & Touche LLP
McLean, Virginia
May 28, 2026